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Calvert Variable Series, Inc.
Ameritas Income & Growth Portfolio

(Name of Registrant as Specified in Its Charter)

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CALVERT VARIABLE SERIES, INC.
AMERITAS MIDCAP VALUE PORTFOLIO
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

INFORMATION STATEMENT
REGARDING A CHANGE TO THE FUND'S SUBADVISOR

This Information Statement is being supplied to all shareholders of the Ameritas Mid Cap Value Portfolio (formerly the “Ameritas Focused Mid Cap Value Portfolio” and the “Ameritas Select Portfolio”), a series of Calvert Variable Series, Inc. (the "Fund"). Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, the Fund and Calvert Asset Management Company, Inc. (the "Advisor" or "Calvert"), the Fund's investment advisor may enter into and materially amend the Investment Subadvisory Agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or, as is the case here, a new subadvisor selected) in response to changing market conditions or subadvisor performance, in an attempt to improve the Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor best suited to achieve the Fund's investment objective.

Obtaining shareholder approval of a new subadvisor and investment subadvisory agreement imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Fund's Board of Directors. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above, as well as disclosed in the Prospectus and Statement of Additional Information (dated April 30, 2007) for the Fund, and following a change to the management of the Fund, the Fund is providing information about the new subadvisor. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is to be mailed to shareholders of record on or about July 9, 2007.

Shareholders of the Fund of record at the close of business on April 30, 2007 ("record date") are entitled to receive this Information Statement. As of this date, as shown on the books of the Fund, there were issued and outstanding 2,668,477.21 shares of the Fund. As of this same date, there was no Board ownership of Fund shares, and the respective officers of the Fund beneficially owned less than 1% of the outstanding shares of the Fund. As of April 30, 2007, the following shareholders owned of record or beneficially 5% or more of the outstanding voting securities of the Portfolio as shown:

Name and Address	% of Ownership
Ameritas Life Insurance Corp. Account X Lincoln, NE	78.74%
Ameritas Life Insurance Corp. Account Y Lincoln, NE	21.26%

Ameritas Life Insurance Corp. is domiciled in Nebraska, and is an affiliate of the Fund's advisor and principal underwriter. Ameritas Life Insurance Corp. is a subsidiary of Ameritas Holding Company, a subsidiary of UNIFI Mutual Holding Company.

Background.Calvert serves as investment advisor to the Fund and to several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. Calvert/CAMCO, CDI and CASC are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of UNIFI Mutual Holding Company.

The Advisor has traditionally contracted out investment subadvisory services for the Fund. Under the investment subadvisory agreement, the subadvisor furnishes to the Fund an investment program, making investment decisions and placing orders for the purchase and sale of portfolio securities. From inception through April 30, 2007, the Fund was managed by Harris Associates, LP (“Harris”). Harris' principal business office is located at Two North LaSalle Street, Chicago, Illinois 60602.

The investment subadvisory agreement with Harris as it related to the Fund was dated November 18, 2006, in conjunction with the approval of Calvert as the new investment advisor on November 17, 2006. Since Harris had been the subadvisor since the inception of the Fund in 2001, the Subadvisory Agreement had never been submitted to a vote of security holders. Under the Subadvisory Agreement, Harris received a fee of 0.65% of the Fund's average daily net assets up to $50 million; 0.60% of the next $50 million in assets; 0.55% of the next $100 million in assets; 0.50% of the next $100 million in assets; and 0.45% of the assets in excess of $300 million in assets. For the Fund's most recent fiscal year ended September 30, 2006, $365,741.42 in fees were paid to Harris.

Board Action.At a meeting of the Board of Directors held on March 8, 2007, acting pursuant to the exemptive order discussed above, the Board terminated Harris as the subadvisor to the Fund effective April 30, 2007. This change was precipitated by persistent underperformance against its benchmark and peers, investment process inconsistencies relating to the portfolio manager's normal concentrated approach to portfolio management and the Portfolio's operating policies limiting concentration. In connection with this, the Board determined that shareholders may benefit from the services of a different investment subadvisor whose management style might better pursue the Fund's objective of long-term capital appreciation. After careful consideration by the Advisor of a pool of very highly qualified candidates, the Advisor recommended, and the Board selected (as discussed further below), RiverSource Investments, LLC ("RiverSource")as the new subadvisor for the Fund. In making its recommendation, the Advisor made the following observations - RiverSource offers: (1) a long-term oriented value process that seeks to identify companies that are overlooked and misunderstood but have the potential to outperform; (2) an investment process that creates a high level of diversification in the portfolio with multiple sources of alpha; (3) a track record of strong performance relative to the Russell Mid Cap Value Index and peers on an absolute basis and risk adjusted basis; (4) a well-developed investment team that is focused on deep value investing; and (5) an improvement in subadvisory fees that will directly and immediately benefit the shareholders of the Portfolio through lower fund expenses. Pursuant to this action, the Board also determined to deliver this information statement to the Fund's shareholders.

Board Considerations. The full Board of Directors, and by a separate vote, the disinterested Directors, approved the Investment Subadvisory Agreement (“Subadvisory Agreement”) with RiverSource, with respect to the Fund on March 8, 2007. The disinterested Directors were separately represented by independent legal counsel with respect to their consideration of the approval of the Subadvisory Agreement. Prior to voting, the disinterested Directors reviewed the proposed Subadvisory Agreement with management and also met in a private session with their counsel at which no representatives of management were present.

In evaluating the Subadvisory Agreement, the disinterested Directors reviewed information provided by RiverSource relating to its operations, personnel, investment philosophy, strategies and techniques. Among other things, RiverSource provided biographical information on portfolio management and other professional staff, performance information for RiverSource, and descriptions of RiverSource's investment philosophies, strategies and techniques, organizational and management structures and brokerage policies and practices.

The Board of Directors approved the Subadvisory Agreement between RiverSource and the Advisor based on a number of factors relating to RiverSource's ability to perform under the Subadvisory Agreement. In the course of their deliberations, the Directors evaluated, among other things: the nature, extent and the quality of the services to be rendered by RiverSource; RiverSource's management style and long-term performance record in employing its investment strategies; RiverSource's current level of staffing and its overall resources; the qualifications and experience of RiverSource's personnel; RiverSource's financial condition with respect to its ability to perform the services required under the Subadvisory Agreement; RiverSource's compliance systems including those related to personal investing; and any disciplinary history. Based upon their review, the Directors concluded that they were satisfied with the nature, extent and quality of services to be provided to the Fund under the Subadvisory Agreement.

In considering the cost of services to be provided by RiverSource and the profitability to RiverSource of its relationship with the Fund, the Directors noted that the fees under the Subadvisory Agreement are paid by the Advisor out of the advisory fees that the Advisor receives under the Investment Advisory Agreement and also noted that the advisory fees paid by the Fund would not change. The Directors also relied on the ability of the Advisor to negotiate the Subadvisory Agreement and the fees thereunder at arm's length. The Directors also took into account the level of fees that RiverSource charges its other clients for providing comparable advisory services. Based upon their review, the Board determined that the subadvisory fee was reasonable. For each of the above reasons, the profitability to the Subadvisor of its relationship with the Fund was not a material factor in the Directors' deliberations. For similar reasons, the Directors did not consider the potential economies of scale in RiverSource's management of the Fund to be a material factor in their consideration at this time.

Investment Subadvisor. RiverSource Investments, LLC manages the Fund. RiverSource had $156 billion in assets under management as of March 31, 2007. RiverSource is a wholly-owned subsidiary of Ameriprise Financial, Inc. (Ameriprise Financial). Ameriprise Financial is a financial planning and financial services company that has been offering solutions for clients' asset accumulation, income management and protection needs for more than 110 years.

RiverSource currently serves as investment advisor or sub advisor to the following mutual funds with investment objectives similar to that of the Fund:

Fund	Total Net Assets (as of 3/31/07)	Management Fee
RiverSource Mid Cap Value Fund	$2,224,348,389.00

0.700% on first $1 billion; 0.675% on next $1 billion; 0.650% on next $1 billion; 0.625% on next $3 billion; 0.600% on next $1.5 billion; 0.575% on next $2.5 billion; 0.550% on next $5 billion; 0.525% on next $9 billion; 0.500% on next $26 billion; 0.475% over $50 billion*

RiverSource Variable Portfolio Mid Cap Value Fund	$469,210,756.30

0.700% on first $1 billion; 0.675% on next $1 billion; 0.650% on next $1 billion; 0.625% on next $3 billion; 0.600% on next $1.5 billion; 0.575% on next $2.5 billion; 0.550% on next $5 billion; 0.525% on next $9 billion; 0.500% on next $26 billion; 0.475% over $50 billion**

Mid Cap Value Portfolio, a series of Diversified Investors Portfolios	$148,949,508.03	0.425% on first $250 million; 0.400% on next $250 million; 0.375% in excess of $500 million
John Hancock Mid Cap Value Equity Fund	$122,008,390.22	0.425% on first $250 million; 0.400% on next $250 million; 0.375% on next $500 million; 0.350% over $1 billion
John Hancock Mid Cap Value Equity Trust	$121,747,899.78	0.425% on first $250 million; 0.400% on next $250 million; 0.375% on next $500 million; 0.350% over $1 billion

* RiverSource and its affiliates have contractually agreed to waive certain fees and to absorb certain expenses until September 30, 2007, unless sooner terminated at the discretion of the Fund's Board. Any amounts waived will not be reimbursed by the Fund. Under this agreement, net expenses (excluding fees and expenses of acquired funds), before giving effect to any performance incentive adjustment, will not exceed 1.28% for Class A, 2.05% for Class B, 2.05% for Class C, 0.93% for Class I, 1.69% for Class R2, 1.44% for Class R3, 1.11% for Class R4, 0.94% for Class R5 and 1.34% for Class W.

** RiverSource and its affiliates have contractually agreed to waive certain fees and to absorb certain expenses until December 31, 2007, unless sooner terminated at the discretion of the Fund's Board. Any amount waived will not be reimbursed by the Fund. Under this agreement, net expenses (excluding fees and expenses of acquired funds), before giving effect to any applicable performance incentive adjustment, will not exceed 1.08%.

RiverSource's principal business address, and that of its principal executive officers, is 50605 Ameriprise Financial Center, Minneapolis, Minnesota 55474. Its principal executive officers are as follows:

Name	Title and Principal Occupation
William F. Truscott

President, Chairman of the Board and Chief Investment Officer. Mr. Truscott is also President -- US Asset Management and Chief Investment Officer of Ameriprise Financial, Inc. and Director, President and Chief Executive Officer of the Ameriprise Certificate Company. Mr. Truscott has also served as a Director of the RiverSource Funds Boards since 2001.

Michelle Keeley	Director, Executive Vice President -- Equity and Fixed Income. Ms. Keeley is also Executive Vice President -- Equity and Fixed Income of Ameriprise Financial, Inc.
Peter A. Gallus

Senior Vice President, Chief Operating Officer. Mr. Gallus is also Vice President- Investment Administration for Ameriprise Financial, Inc. and Vice President --CAO Investment Management for Ameriprise Financial Services, Inc.

Brian McGrane	Director, Vice President and Chief Financial Officer. Mr. McGrane is also Senior Vice President and Lead Financial Officer for Ameriprise Financial, Inc.
Christopher P. Keating	Director, Vice President and Head of Institutional Sales, Client Service and Consultant Relationships
Scott R. Plummer	Chief Legal Officer. Mr. Plummer is also Chief Counsel, Asset Management for Ameriprise Financial, Inc.
Jennifer Lammers

Chief Compliance Officer. Ms. Lammers is also U.S. Asset Management Chief Compliance Officer for Ameriprise Financial and Chief Compliance Officer for the RiverSource Funds, Ameriprise Certificate Company and Kenwood Capital Management LLC.

Patrick T. Bannigan	Director, Senior Vice President-Asset Management, Products and Marketing. Mr. Bannigan is also President of the RiverSource Funds Boards.

The Fund's investment objective and policies have not materially changed as a result of the change described above; however, the following investment strategies have been implemented pursuant to the manager change: (a) disclosure pertaining to the application of the Rule 35d-1 Fund Name Rule has been revised to reflect that the “midcap” market capitalization range and the related 80% test are tied to the Russell Mid Cap Value Index, instead of to Morningstar, Inc.; (b) elimination of the disclosure pertaining to the “select” concentration of the Portfolio in holding as few as twelve, and up to twenty-five to thirty securities, as RiverSource anticipates maintaining a Portfolio of approximately 120-150 securities, and (c) elimination of the discussion pertaining to an active style of management as RiverSource is expected to manage the Portfolio with a low portfolio turnover.

The Ameritas MidCap Value Portfolio's investment objective is to seek to provide long-term capital appreciation. The Portfolio invests primarily in common stocks of U.S. companies. The Portfolio is non-diversified, which means that it is not limited under the Investment Company Act of 1940 to a percentage of assets that it may invest in any one issuer. Under normal circumstances, at least 80% of the Portfolio's net assets (including borrowings for investment purposes) will be invested in equity securities of mid-capitalization companies. Shareholders will be provided with at least 60 days' notice before this 80% policy is changed. The Portfolio considers a mid-capitalization company to have a market capitalization within the range of companies in the Russell Mid-Cap Value Index. The Portfolio may also invest up to 25% of its net assets in foreign securities. The Portfolio can invest in any economic sector and, at times, may emphasize one or more particular sectors.

Investment Subadvisory Agreement. The Subadvisory Agreement between the Advisor and RiverSource contains the same material terms as governed the Advisor's arrangement with Harris. The fees for subadvisory services are paid by the Advisor. Under the Subadvisory Agreement, RiverSource receives a fee, payable monthly, of 0.55% of the average daily net assets of the Fund under the management of the Subadvisor up to $50 million, 0.50% of the next $100 million, 0.45% of the next $100 million and 0.40% on assets in excess of $250 million.

The Subadvisory Agreement contains the same material terms as governed the Advisor's prior arrangement with Harris. Accordingly, the Fund may at any time terminate the subadvisory agreement without penalty by providing not less than 60 days' written notice to the Advisor and the Subadvisor. Such termination can be authorized by the affirmative vote of a majority of the (i) Board or (ii) outstanding voting securities of the Fund. The Subadvisory Agreement will terminate automatically unless, within two years of the effective date of the Fund, and at least annually thereafter, the continuance of the Subadvisory Agreement is specifically approved by (i) the Board or the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Board, who are not interested persons of the Fund, Advisor or Subadvisor, by vote cast in person at a meeting called for the purpose of voting on such approval. The Advisor may at any time terminate the Subadvisory Agreement by not less than 60 days' written notice to the Subadvisor, and the Subadvisor may at any time terminate the Subadvisory Agreement with respect to the Fund by not less than 90 days' written notice delivered to the Advisor, unless otherwise mutually agreed in writing.

In addition, the Subadvisory Agreement provides that the Subadvisor shall indemnify and hold harmless the Advisor, the Fund and their respective Directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Subadvisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under the Subadvisory Agreement. In turn, the Advisor shall indemnify and hold harmless the Subadvisor, the Fund, their respective Directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Advisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under the Subadvisory Agreement or under its Investment Advisory Agreement with the Fund.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.